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                                                                     EXHIBIT 3.3





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                      LIMITED LIABILITY COMPANY AGREEMENT


                                      OF


                         ENTERPRISE PRODUCTS GP, LLC,

                     A Delaware Limited Liability Company






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                      LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                         ENTERPRISE PRODUCTS GP, LCC,
                     A DELAWARE LIMITED LIABILITY COMPANY


                               TABLE OF CONTENTS


                            ARTICLE 1:  DEFINITIONS

     1.01   Definitions.............................................  1
     1.02   Construction............................................  1

                           ARTICLE 2:  ORGANIZATION

     2.01   Formation...............................................  1
     2.02   Name....................................................  1
     2.03   Registered Office; Registered Agent; Principal
            Office in the United States; Other Offices..............  1
     2.04   Purposes................................................  2
     2.05   Term....................................................  2
     2.06   No State-Law Partnership................................  2

                    ARTICLE 3:  MATTERS RELATING TO MEMBERS

     3.02   Creation of Additional Membership Interest..............  2
     3.03   Access to Information...................................  2
     3.04   Liability to Third Parties..............................  3
     3.05   Withdrawal..............................................  3

              ARTICLE 4:  CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

     4.01   Capital Contributions...................................  3
     4.02   Loans...................................................  4
     4.03   Return of Contributions.................................  4
     4.04   Capital Accounts........................................  4
     4.05   Deficit Capital Accounts................................  5

                   ARTICLE 5:  DISTRIBUTIONS AND ALLOCATIONS

     5.01   Distributions...........................................  5
     5.02   Distributions on Dissolution and Winding Up.............  5
     5.03   Allocations.............................................  5
     5.04   Varying Interests.......................................  5

                            ARTICLE 6:  MANAGEMENT

     6.01   Management..............................................  5
     6.02   Board of Directors......................................  7


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     6.03   Officers................................................  9
     6.04   Duties of Officers and Directors........................ 11
     6.05   Compensation............................................ 11
     6.06   Indemnification......................................... 11
     6.07   Limitation of Indemnification........................... 13

                               ARTICLE 7:  TAXES

     7.01   Tax Returns............................................. 13
     7.02   Tax Elections........................................... 13
     7.03   Tax Matters Member...................................... 14

            ARTICLE 8:  BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     8.01   Maintenance of Books.................................... 15
     8.02   Reports................................................. 15
     8.03   Bank Accounts........................................... 15

                 ARTICLE 9:  DISPOSITION OF COMPANY INTERESTS

     9.01   Dispositions and Encumbrances of Membership Interests... 15

       ARTICLE 10:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS

     10.01  Representations, Warranties and Covenants............... 16

             ARTICLE 11:  DISSOLUTION, WINDING-UP AND TERMINATION

     11.01  Dissolution............................................. 17
     11.02  Winding-Up and Termination.............................. 17
     11.03  Certificate of Cancellation............................. 18

                        ARTICLE 12:  GENERAL PROVISIONS

     12.01  Offset.................................................. 19
     12.02  Notices................................................. 19
     12.03  Entire Agreement; Superseding Effect.................... 19
     12.04  Effect of Waiver or Consent............................. 19
     12.05  Amendment or Restatement................................ 19
     12.06  Binding Effect.......................................... 19
     12.07  Governing Law; Severability............................. 19
     12.08  Further Assurances...................................... 20
     12.09  Waiver of Certain Rights................................ 20
     12.10  Counterparts............................................ 20


Attachment I     Definitions
Exhibit A        Members and Sharing Ratios
Exhibit 4.01(a)  Form of Agreement Regarding Capital Contributions
Exhibit 4.01(b)  Form of Promissory Note


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                      LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                          ENTERPRISE PRODUCTS GP, LLC
                     A Delaware Limited Liability Company


     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of ENTERPRISE PRODUCTS GP, LLC (the "Company"), dated effective as of April 9, 1998 (the "Effective Date"), is adopted, executed and agreed to, for good and valuable consideration, by Enterprise Products Company, a Texas corporation ("EPC"), and Dan Duncan LLC, a Texas limited liability company ("DDLLC").

                                  AGREEMENTS

     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by the parties, EPC and DDLLC hereby agree as follows:


                            ARTICLE 1:  DEFINITIONS

     1.01 DEFINITIONS. Each capitalized term used herein shall have the meaning given such term in Attachment I.

     1.02 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

                           ARTICLE 2:  ORGANIZATION

     2.01 FORMATION. The Company shall be organized as a Delaware limited liability company by the filing of a Certificate of Formation (the "Delaware Certificate") with the Secretary of State of Delaware pursuant to the Act.

     2.02 NAME. The name of the Company is "Enterprise Products GP, LLC" and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

     2.03 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board of Directors may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons
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as the Board of Directors may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Board of Directors may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Board of Directors shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Directors may designate.

     2.04 PURPOSES. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act; provided, however, that for so long as it is the general partner of the MLP, (a) the Company's sole business will be to act as the general partner or managing member of the MLP, the OLP, and any other partnership or limited liability company of which the MLP or the OLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), and (b) The Company shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member.

     2.05 TERM. The period of existence of the Company (the "Term") commenced on April 9, 1998, and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with
Section 11.03.

     2.06 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.


                    ARTICLE 3:  MATTERS RELATING TO MEMBERS

     3.01 INITIAL MEMBERS. DDLLC and EPC shall be, and are hereby admitted as, the initial Members of the Company, effective as of the date first set forth above.

     3.02 CREATION OF ADDITIONAL MEMBERSHIP INTEREST. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the unanimous consent of the existing Members, on such terms and conditions as the existing Members may unanimously determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Board of Directors may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Board of Directors. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee's ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 10.01 are true and correct with respect to it. The provisions of this Section 3.02 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 9.01.

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     3.03  ACCESS TO INFORMATION.  Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.03 shall not obligate the Company, the Board of Directors or the Officers to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member's behalf.

     3.04 LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company.

     3.05  WITHDRAWAL.  A Member does not have the right to Withdraw;
provided, however, a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Withdrawing Member shall be liable to the Company and the other Members and their Affiliates for all monetary damages suffered by them as a result of such Withdrawal; (b) such other Members shall, in addition thereto, have the rights set forth in Article 11; and (c) such Withdrawing Member shall not have any rights under Section 18-604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.


              ARTICLE 4:  CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

     4.01 CAPITAL CONTRIBUTIONS. In exchange for their respective Membership Interests in the Company, EPC and DDLLC agree to make the following Capital
Contributions:

           (a) In the case of EPC, EPC agrees to take such actions, and execute such documents and instruments, as may be necessary to (i) effect the Capital Contributions to the Company described as the "EPC to GP Capital Contributions" in the draft Agreement Regarding Certain Contributions attached hereto as Exhibit 4.01(a), which Capital Contributions the Members agree shall have an agreed value, for Capital Account purposes, equal to the product of (A) .02, multiplied by (B) the difference between the Hypothetical Equity Value and the proceeds to the MLP of the offering contemplated by the Registration Statement (such product being herein referred to as the "EPC Agreed Value") and (ii) contribute to the Company an amount equal to 95% of any Capital Contributions required to be made by the Company to the MLP or the OLP under the Partnership Agreements for such entities (as same may be amended from time to time).

           (b) In the case of DDLLC, DDLLC agrees to take such actions, and execute such documents and instruments, as may be necessary to (i) contribute to the Company an amount equal to 5/95ths of the EPC Agreed Value, which contribution shall be effected through a cash contribution of $325,000 and the execution and delivery to the Company of a promissory note made payable to the Company in the form of Exhibit 4.01(b) for an original principal amount equal to the difference between 5/95ths of the EPC Agreed Value and $325,000 and (ii) contribute to the Company an amount equal to 5% of any Capital Contributions required to

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     be made by the Company to the MLP or the OLP under the Partnership
     Agreements for such entities (as same may be amended from time to time). If the Over-Allotment Option is exercised, the resulting Capital Contribution required to be made by DDLLC pursuant to clause (ii) immediately preceding shall be satisfied by a cash Capital Contribution equal to 1/5th of the amount required to be contributed by DDLLC and by the execution and delivery of a promissory note for the balance, which note shall be in the form of Exhibit 4.01(b).

     4.02 LOANS. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Board of Directors may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, bears interest at a rate determined by the Board of Directors from the date of the advance until the date of payment, and is not a Capital Contribution.

     4.03 RETURN OF CONTRIBUTIONS. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

     4.04 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member. Each Member's Capital Account shall be increased by
(a) the amount of money contributed by that Member to the Company, (b) the fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (d) the amount of money distributed to that Member by the Company, (e) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (f) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (g) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g), but excluding items described in (f) above and loss or deduction described in Treasury Regulation Sections 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members' Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, the Members' Capital Accounts shall be increased or decreased to reflect a revaluation of the Company's property on its books based on the fair market value of the Company's property on the date of adjustment immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership

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Interests were acquired. Upon the Disposition of all or a portion of a
Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

     4.05 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.


                   ARTICLE 5:  DISTRIBUTIONS AND ALLOCATIONS

     5.01  DISTRIBUTIONS.   Distributions shall be made in such amounts and at
such times as shall be determined by the Board of Directors.

     5.02 DISTRIBUTIONS ON DISSOLUTION AND WINDING UP. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under this Article 5, all available proceeds distributable to the Members as determined under Section
11.02 shall be distributed to all of the Members in amounts equal to the Members' positive Capital Account balances.

     5.03 ALLOCATIONS. (a) For purposes of maintaining the Capital Accounts pursuant to Section 4.04 and for income tax purposes, except as provided in
Section 5.03(b), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their Sharing Ratios.

     (b) For income tax purposes, income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulation Section 1.704-3(d).

     5.04 VARYING INTERESTS. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined based on any method determined by the Board of Directors to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.


                            ARTICLE 6:  MANAGEMENT

     6.01 MANAGEMENT. All management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (the "Board of Directors") and, subject to the direction of the Board of Directors, the Officers. The Officers of the Company shall each constitute a "manager" of the Company within the meaning of the Act and shall have the power and authority to

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execute documents and instruments in such capacity in the name and on behalf of the Company to the same extent they have such power and authority as Officers of the Company. No Member, by virtue of having the status of a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement and subject to any provisions of this Agreement that require approval of specified individuals or entities prior to the taking of certain actions, the Board of Directors and the Officers (subject to the direction of the Board of Directors) shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, including the following:

           (a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

           (b) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

           (c) the merger or other combination of the Company with or into another entity;

           (d) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company;

           (e) the negotiation, execution and performance of any contracts, conveyances or other instruments;

           (f) the distribution of Company cash;

           (g) the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

           (h) the maintenance of such insurance for the benefit of the Company, as it deems necessary or appropriate;

           (i) the acquisition or disposition of assets;

           (j) the formation of, or acquisition of an interest in, or the contribution of property to, any entity;

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           (k) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

           (l) the indemnification of any individual or entity against liabilities and contingencies to the extent permitted by law.

     6.02 BOARD OF DIRECTORS. (a) Generally. The Board of Directors shall consist of not less than five nor more than nine natural persons. Each Director shall be elected as provided in Section 6.02(b) and shall serve in such capacity until his successor has been elected and qualified or until such Director dies, resigns or is removed. The Board of Directors may determine the number of Directors then constituting the whole Board of Directors, but the Board of Directors shall not decrease the number of persons that constitute the whole Board of Directors if such decrease would shorten the term of any Director, nor may it increase the size during any 12-month period in a manner that would cause the Board of Directors to elect more than two additional Directors to fill the vacancies created by such increase. The initial Board of Directors shall consist of six Directors, consisting of the individuals named below:

                         Dan L. Duncan
                         Oscar S. Andras
                         Ralph S. Cunningham
                         Randa L. Duncan
                         Gary L. Miller
                         Lee W. Marshall, Sr.

     (b) Election of Directors. Each member of the initial Board of Directors shall serve until such member's death, resignation or removal. Any director may be removed at any time, with or without cause, by the Board of Directors. Upon the death, resignation or removal of a Director, such Director's successor shall be elected by the Board of Directors.

     (c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act, other law or the provisions hereof,

           (1) each member of the Board of Directors shall have one vote;

           (2) the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

           (3) the act of a majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

     (d) Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request of any member of the Board of Directors or a committee thereof on at least 48 hours prior written notice to the other members of such Board or committee. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.02(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

     (e)   Committees.

           (i) The Board of Directors may appoint one or more committees of the Board of Directors to consist of two or more Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors with respect to the management of the business and affairs of the Company as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 6.02(e) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 6.02(d), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution. The Board of Directors may designate one or more Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Audit and Conflicts Committee may not be a member, officer, or employee of the Company or a member, officer, director, or employee of any Affiliate of the Company. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member; provided, however, that any such replacement member of the Audit and Conflicts Committee may not be a member, officer, or employee of the Company or a member, officer, director, or employee of any Affiliate of the Company.

           (ii) In addition to any other committees established by the Company pursuant to Section 6.02(e)(i), the Company shall establish an "Audit and Conflicts Committee," which shall be composed entirely of two or more directors who are neither members, officers, nor employees of the Company nor members, officers, directors, or employees of any Affiliate of the Company. The Audit and Conflicts Committee shall be responsible for approving or disapproving, as the case may be, any matters regarding the business and affairs of the MLP and the OLP required to be considered by, or submitted to, such Audit and Conflicts Committee pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the MLP and the Amended and Restated Agreement of Limited Partnership of the OLP, including the review of the external

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     financial reporting of the MLP, the recommendation of independent public accountants to be engaged by the MLP, the review of the MLP's procedures for internal auditing and the adequacy of its internal accounting controls and the approval of any proposed increases in the administrative services fee payable under the EPCO Agreement.

     (f) Chairman. The Board of Directors may elect one of its members as Chairman of the Board (the "Chairman of the Board"). The Chairman of the Board, if any, and if present and acting, shall preside at all meetings of the Board of Directors. Otherwise, the President, if present, acting and a Director, or any other Director chosen by the Board of Directors, shall preside. Unless the Board of Directors provides otherwise, the Chairman of the Board shall be an Officer of the Company and shall have the same power and authority as the President. The initial Chairman of the Board shall be Dan L. Duncan.

     6.03  OFFICERS.   (a) Generally. The Board of Directors, as set forth
below, shall appoint agents of the Company, referred to as "Officers" of the Company. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 6.03.

     (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Board of Directors provides otherwise), the President, the Chief Executive Officer, any and all Vice Presidents, the Secretary, the Chief Financial Officer, any Treasurer and any and all Assistant Secretaries and Assistant Treasurers and the General Counsel. There shall be appointed from time to time, in accordance with Section 6.03(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

     (c) Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

     (d) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the President, subject to the direction of the Board of Directors, shall be the Chief Executive Officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

     (e) Chief Executive Officer. The President shall be the Chief Executive Officer of the Company. Subject to the limitation imposed by this Agreement, any employment agreement, any employee plan or any determination of the Board of Directors, the Chief Executive Officer, subject to the direction of the Board of Directors, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The Chief Executive Officer shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Board of Directors.

     (f) Vice Presidents. In the absence of the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

     (g) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board of Directors, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board of Directors or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

     (h)   Chief Financial Officer.   The Chief Financial Officer shall keep and
maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board of Directors or the appropriate Officer of the company may from time to time determine, shall render to the Board of Directors and the President, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company, and shall perform such further duties as the Board of Directors or the President may require. The Chief Financial Officer shall have the same power as the President to execute documents on behalf of the Company.

     (i) Treasurer and Assistant Treasurers. The Treasurer shall have such duties as may be specified by the Chief Financial Officer in the performance of his duties. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Board of Directors shall select, shall have the powers and duties conferred upon the Treasurer.

     (j) General Counsel. The General Counsel, subject to the discretion of the Board of Directors, shall be responsible for the management and direction of the day-to-day legal affairs of the Company. The General Counsel shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board of Directors or the President.

     (k) Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

     (l) Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

     (m) Initial Officers. The Board of Directors initially appoints the following Officers of the Company until the death, resignation or removal by the Board of Directors with or without cause of such officer.

          Dan L. Duncan             Chairman of the Board
          O. S. Andras              President and Chief Executive Officer
          Randa L. Duncan           Group Executive Vice President
          Albert W. Bell            Executive Vice President
          Gary L. Miller            Executive Vice President,
                                    Chief Financial Officer and Treasurer
          William D. Ray            Executive Vice President
          Charles E. Crain          Senior Vice President
          Michael Falco             Senior Vice President
          Dannine D. Avara          Vice President
          Frank A. Chapman          Vice President
          Theodore Helfgott         Vice President
          Terrence L. Hurlburt      Vice President
          Michael J. Knesek         Vice President & Controller
          W.R. Morrow               Vice President
          Rudy A. Nix               Vice President
          John L. Tomerlin          Vice President
          Michael R. Johnson        General Counsel and Secretary
          John E. Smith, II         Assistant Secretary

     6.04 DUTIES OF OFFICERS AND DIRECTORS. Except as otherwise specifically provided in this Agreement, the duties and obligations owed to the Company and to the Board of Directors by the Officers of the Company and by members of the Board of Directors of the Company shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its officers and directors, respectively.

     6.05 COMPENSATION. The Officers shall receive such compensation for their services as may be designated by the Board of Directors. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The members of the Board of Directors that are neither officers nor employees of the Company shall be entitled to (i) an annual director's fee set by the Board of Directors (which fee shall initially equal $24,000), (ii) a per-meeting fee set by the Board of Directors and payable with respect to each meeting during a given year in excess of four regular meetings of the Board of Directors and four meetings of the Audit and Conflicts Committee (which fee shall initially equal $500 per meeting) and (iii) reimbursement of out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.

     6.06 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each person shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person's status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, partner, agent or trustee of the Company or (iii) a person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii), provided, that in each case the person described in the immediately preceding clauses (i), (ii) or (iii) (the "Indemnitee") acted in good faith and in a manner which such Indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.06 shall be made only out of the assets of the Company.

     (b) To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a judicial proceeding or a binding arbitration that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.06.

     (c) The indemnification provided by this Section 6.06 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Officer, employee, partner, agent or trustee of the Company or (iii) a person serving at the request of the Company in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 6.06, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee's duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of
Section 6.06(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

     (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.06 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (g) The provisions of this Section 6.06 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.

     (h) No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

     (i) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.06 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S NEGLIGENCE, FAULT OR OTHER CONDUCT.

     6.07 LIMITATION OF INDEMNIFICATION. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company or any other person or entity for losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Indemnitee's fiduciary duty if such Indemnitee acted in good faith.

     (b) Subject to its obligations and duties as set forth in this Agreement, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company's agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or any committee thereof in good faith.

     (c) Any amendment, modification or repeal of this Section 6.06 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

                               ARTICLE 7:  TAXES

     7.01 TAX RETURNS. The Board of Directors shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making the elections described in
Section 7.02. Each Member shall furnish to the Board of Directors all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

     7.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

           (a) to adopt as the Company's fiscal year the calendar year;

           (b) to adopt the accrual method of accounting;

           (c) if a distribution of the Company's property as described in Code
     Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company's properties;

           (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

           (e) any other election the Board of Directors may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement (including Section 2.07) shall be construed to sanction or approve such an election. If an election is made under Code Section 754 as provided in clause (c) above, such election may not be revoked without the consent of all Members.

     7.03 TAX MATTERS MEMBER. (a) EPC shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (the "Tax Matters Member"). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a "notice partner" within the meaning of Section 6223 of the Code.

     (b) The Tax Matters Member shall take no action without the authorization of the Board of Directors, other than such action as may be required by Law.
Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

     (c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board of Directors. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 90 Days from the date of the settlement.

     (d) No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board of Directors consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 Days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226, 6228 or other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

     (e) If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member's intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.


            ARTICLE 8:  BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

     8.01 MAINTENANCE OF BOOKS. (a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of its Members and the Board of Directors, and any other books and records that are required to be maintained by applicable Law.

     (b) The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

     8.02 REPORTS. The Board of Directors shall cause to be prepared and delivered to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

     8.03 BANK ACCOUNTS. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.


                 ARTICLE 9:  DISPOSITION OF COMPANY INTERESTS

     9.01 DISPOSITIONS AND ENCUMBRANCES OF MEMBERSHIP INTERESTS. (a) General Restriction. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 9.01. References in this Section 9.01 to Dispositions or Encumbrances of a "Membership Interest" shall also refer to Dispositions or Encumbrances of a portion of a Membership

Interest. Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 9.01, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 9.01 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 9.01 may be enforced by specific performance.

     (b)   Dispositions of Membership Interests.

           (i) General Restriction. A Member may not Dispose of its Membership Interest except by complying with all of the following requirements: (A) such Member must receive the consent of the other Members, which consent shall not be unreasonably withheld; and (B) such Member must comply with the requirements of Section 9.01(b)(iii) and, if the Assignee is to be admitted as a Member, Section 9.01(b)(ii).

           (ii) Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if (A) the Disposing Member making the Disposition has granted the Assignee either (1) the Disposing Member's entire Membership Interest or (2) the express right to be so admitted; and (B) such Disposition is effected in strict compliance with this Section 9.01.

           (iii)  Requirements Applicable to All Dispositions and Admissions.
     In addition to the requirements set forth in Sections 9.01(b)(i) and 9.01(b)(ii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, however, that the Board of Directors, in its sole and absolute discretion, may waive any of the following requirements:

                  (A) Disposition Documents. The following documents must be delivered to the Board of Directors:

                       (1) Disposition Instrument.  A copy of the instrument
                  pursuant to which the Disposition is effected.

                       (2) Ratification of this Agreement. An instrument,
                  executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 9.01(b)(iii)(A)(1): (aa) the notice address of the Assignee;
                  (bb) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); and
                  (cc) the Assignee's ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 10.01 are true and correct with respect to it.

           (iv) Clarification Regarding Transfer of Equity Interests in Members. The transfer or other disposition by the equity owner(s) of a Member of all or any portion of the equity interests in such Member shall not constitute a Disposition of a Membership Interest for purposes of this Agreement.

     (c) Encumbrances of Membership Interest. A Member may not Encumber its Membership Interest except by complying with both of the following requirements:
(i) such Member must receive the consent of the other Member, which consent may be granted or withheld in the sole discretion of such other Member; and (ii) the instrument creating such Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 9.01(b).


       ARTICLE 10:  REPRESENTATIONS, WARRANTIES AND COVENANTS OF MEMBERS

     10.01 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

           (a) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

           (b) that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

           (c) that Member's authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.


             ARTICLE 11:  DISSOLUTION, WINDING-UP AND TERMINATION

     11.01 DISSOLUTION. (a) Subject to Section 11.01(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

           (i) the unanimous consent of the Members;

           (ii) the dissolution, Withdrawal or Bankruptcy of a Member; or

           (iii)  entry of a decree of judicial dissolution of the Company under
     Section 18-802 of the Act.

     (b) If a Dissolution Event described in Section 11.01(a)(ii) shall occur and there shall be at least one other Member remaining, the Company shall not be dissolved, and the business of the Company shall be continued, if such Member elects to do so within 90 days following the occurrence of such Dissolution Event (such agreement is referred to herein as a "Continuation Election").

     11.02 WINDING-UP AND TERMINATION. (a) On the occurrence of a Dissolution Event, unless a Continuation Election has been made, the Board of Directors shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

           (i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made of the Company's assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

           (ii) the liquidator shall discharge from Company funds all of the Indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any loans described in Section 4.01) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

           (iii) all remaining assets of the Company shall be distributed to the Members as follows:

                  (A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

                  (B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                  (C) Company property (including cash) shall be distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

     (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

     11.03 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to
Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.


                        ARTICLE 12:  GENERAL PROVISIONS

     12.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

     12.02 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 9.01(b)(iii)(A)(2) or 3.02, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

     12.03 ENTIRE AGREEMENT; SUPERSEDING EFFECT. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written.

     12.04 EFFECT OF WAIVER OR CONSENT. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

     12.05 AMENDMENT OR RESTATEMENT. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all Members.

     12.06 BINDING EFFECT. Subject to the restrictions on Dispositions of Membership Interests set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

     12.07 GOVERNING LAW; SEVERABILITY.  THIS AGREEMENT IS GOVERNED BY AND
SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

     12.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

     12.09 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

     12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

     IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.


                                  MEMBERS:

                                  ENTERPRISE PRODUCTS COMPANY


                                  By: /s/ Gary L. Miller
                                     --------------------------------
                                  Name:  Gary L. Miller
                                     --------------------------------
                                  Title: Chief Financial Officer
                                     --------------------------------

                                  DAN DUNCAN LLC


                                  By: /s/ Gary L. Miller
                                     --------------------------------
                                       Gary L. Miller
                                       Manager

                                 Attachment I
                                 ------------

                                 DEFINED TERMS


     ACT-the Delaware Limited Liability Company Act.

     AFFILIATE-with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person; and (c) each entity that is under common Control with such Person, including, in the case of a Member.

     AGREEMENT-introductory paragraph.

     ASSIGNEE-any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with
Section 9.01(b)(ii). The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member's Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is
(a) the Person or Persons (if any) to whom such Bankrupt Member's Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

     BANKRUPTCY or BANKRUPT-with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings;
(iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause
(a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without the appointment's having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

     BOARD OF DIRECTORS-Section 6.01.

     BUSINESS DAY-any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

     CAPITAL ACCOUNT-the account to be maintained by the Company for each Member in accordance with Section 4.04.

     CAPITAL CONTRIBUTION-with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

     CHAIRMAN OF THE BOARD-Section 6.02(e).

     CODE-the Internal Revenue Code of 1986, as amended.

     COMMON UNITS-as defined in the MLP Agreement.

     COMPANY-introductory paragraph.

     CONTINUATION ELECTION-Section 11.01(b).

     CONTROL-the possession, directly or indirectly, through one or more intermediaries, of either of the following:

           (a) (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and (iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

           (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

     DAY-a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

     DDLLC-introductory paragraph.

     DELAWARE CERTIFICATE-Section 2.01.

     DISPOSE, DISPOSING or DISPOSITION-with respect to a Membership Interest, the sale, assignment, transfer, conveyance, gift, exchange or other disposition of such Membership Interest, excluding, however, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such Membership Interest that occurs involuntarily or by operation of Law.

     DISSOLUTION EVENT-Section 11.01(a).

     EFFECTIVE DATE-introductory paragraph.

     ENCUMBER, ENCUMBERING, or ENCUMBRANCE-the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

     EPC-introductory paragraph.

     EPC AGREED VALUE-Section 4.01(a).

     GOVERNMENTAL AUTHORITY-a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

     GROUP MEMBER-a member of the Partnership Group.

     HYPOTHETICAL EQUITY VALUE-as of the closing date of the initial public offering of limited partner interests in the MLP contemplated by the Registration Statement, an amount equal to the product obtained from the following formula:

                            [TCUO] X [1/PCU] X IOP

where such symbols have the following meanings as of such closing date: (a) "TCUO" means the total number of Common Units Outstanding (excluding any Common Units issued pursuant to the Over-Allotment Option), (b) "PCU" means the percentage of the total partnership interests in the MLP (including general and limited partner interests) represented by the total number of Common Units Outstanding (excluding any Common Units issued pursuant to the Over-Allotment Option) and (c) "IOP" means the initial public offering price of the Common Units. By way of example, if the IOP is $22.25, the TCUO equals 45,254,974 and the PCU equals .667, then the Hypothetical Equity Value is equal to $1,509,629,942.28 (45,254,947 X (1/.667) X 22.25).

     INCLUDING-including, without limitation.

     INDEMNITEE-Section 6.06(a).

     LAW-any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

     MEMBER-any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

     MEMBERSHIP INTEREST-with respect to any Member, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

     MLP-Enterprise Products Partners L.P., a Delaware limited partnership.

     OFFICER-any Person designated as an officer of the Company as provided in
Section 6.03, but such term does not include any Person who has ceased to be an officer of the Company.

     OLP-Enterprise Products Operating L.P., a Delaware limited partnership.

     OUTSTANDING-as defined in the MLP Agreement.

     OVER-ALLOTMENT OPTION-as defined in the MLP Agreement.

     PERSON-the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

     PARTNERSHIP GROUP-the MLP, the OLP and any Subsidiary of either such entity, treated as a single consolidated entity.

     REGISTRATION STATEMENT-the Registration Statement on Form S-1 (Registration No. 333-52537) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the United States Securities and Exchange Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

     SECURITIES ACT-the Securities Act of 1933, as amended, supplemented, or restated from time to time and any such successor statute.

     SHARING RATIO-subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interest issued pursuant to Section 3.02, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

     SUBSIDIARY-with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     TAX MATTERS MEMBER-Section 7.03(a).

     TERM-Section 2.05.

     TREASURY REGULATIONS-the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

     UNITS-as defined in the MLP Agreement.

     WITHDRAW, WITHDRAWING or WITHDRAWAL-the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Section 9.01), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

                                   Exhibit A
                                   ---------

                          MEMBERS AND SHARING RATIOS




                                            Sharing
        Name and Address                     Ratio
-----------------------------------------------------------

Enterprise Products Company
2727 North Loop West
Houston, Texas 77008                           95%
Attention:
Telecopier:  (713) 880-6570
-----------------------------------------------------------

Dan Duncan LLC
c\o Dan L. Duncan
2727 North Loop West                            5%
Houston, Texas 77008
Attention:
Telecopier: (713) 880-6570
-----------------------------------------------------------

                                Exhibit 4.01(a)

                   AGREEMENT REGARDING CERTAIN CONTRIBUTIONS


     This Agreement Regarding Certain Contributions (this "Agreement"), dated as of June 1, 1998, is made and entered into by and between Enterprise Products Company, a Texas corporation ("EPC"), EPC Partners II, Inc., a Delaware corporation ("EPC Partners II"), Enterprise Products GP, LLC, a Delaware limited liability company ("Enterprise GP"), Enterprise Products Operating L.P., a Delaware limited partnership (the "OLP"), and Enterprise Products Partners L.P. (the "MLP"). Each of EPC, EPC Partners II, Enterprise GP, the MLP and the OLP is sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                R E C I T A L S

     Effective as of 5 p.m., Central Daylight Savings Time, on June 1, 1998, EPC and certain of its affiliates effected a merger pursuant to which various assets and liabilities of EPC were allocated to and vested in the various parties to such merger and to Transitional Operating Company, Inc., a Texas corporation and wholly-owned subsidiary of EPC that was created pursuant to such merger ("Transitional Operating Company").

     Effective as of 5:01 p.m., Central Daylight Savings Time, on June 1, 1998, Transitional Operating Company was merged with and into the OLP such that the OLP was the surviving party to such merger and became vested by operation of law with all of the assets, properties and liabilities of Transitional Operating Company. In connection with such merger, the equity interests of EPC in Transitional Operating Company were converted into an interest in the OLP. For purposes of this Agreement, such merger is herein referred to as the "First OLP Contribution."

     Effective immediately following the First OLP Contribution, EPC contributed to the OLP its 99% general partner interest in each of HSC Pipeline Partnership, L.P., a Texas limited partnership, Propylene Pipeline Partnership, L.P., a Texas limited partnership, and Enterprise Products Texas Operating L.P., a Texas limited partnership, in exchange for an additional limited partner interest in the OLP (such contributions being herein collectively referred to as the "Second OLP Contribution").

     Effective immediately following the First OLP Contribution, EPC Partners II contributed to the OLP (i) its 100% membership interest in EPC Partners I, (ii) its 80% membership interest in EnterPart LLC, (iii) its 93.06% limited partner interest in JMRS Holdings, (iv) its 79.2% limited partner interest in EPC Partners, Ltd. and (v) its 100% membership interest in DADA Interests to the OLP in exchange for a limited partner interest in the OLP (such contributions being herein collectively referred to as the "Third OLP Contribution"). The First OLP Contribution, the Second OLP Contribution and the Third OLP Contribution are herein collectively referred to as the "Initial OLP Contributions."

     Effective immediately following the Initial OLP Contributions, EPC contributed all of its limited partner interests in the OLP to EPC Partners II (the "Initial Dropdown").

     Effective immediately following the Initial Dropdown, (i) EPC Partners II contributed its limited partner interest in the OLP to the MLP in exchange for a limited partner interest in the MLP (the "First MLP Contribution") and (ii) EPC withdrew from the MLP as the organizational limited partner thereof.

     After giving effect to the foregoing transactions, the sole partners of the MLP were Enterprise GP (as the general partner) and EPC Partners II (as the limited partner), and the sole partners of the OLP were Enterprise GP (as the general partner) and the MLP (as the limited partner).

     As contemplated by and described in the draft Registration Statement on Form S-1 (Registration No. 333-52537) filed by the MLP with the Securities and Exchange Commission on May 13, 1998, the MLP intends to offer and sell limited partner interests in itself to the public (the "Public Offering").

     Prior to the completion of the Public Offering, EPC intends to contribute its Sorrento Pipeline System to the OLP (or its designee) in exchange for a limited partner interest in the OLP (the "Fourth OLP Contribution"), which limited partner interest will then be contributed by EPC to EPC Partners II (the "Second Dropdown").

     Effective immediately following the Second Dropdown, EPC Partners II intends to contribute the limited partner interest received by it pursuant to the Second Dropdown to the MLP in exchange for an additional limited partner interest in the MLP (the "Second MLP Contribution").

     In connection with the Public Offering, the underwriters thereof will make a cash contribution to the MLP in exchange for the limited partner interests to be sold pursuant to such Public Offering (the "Third MLP Contribution").

     Following the completion of the Public Offering, the MLP will contribute the proceeds from the Public Offering to the OLP in exchange for the continuation of its limited partner interest in the OLP (the "Fifth OLP Contribution").

     The Parties desire to enter into this Agreement for the purpose of clarifying certain understandings and agreements regarding the transactions described above.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties hereto agree as follows:

     1. Clarification Regarding OLP Contributions. The Parties acknowledge and agree as follows with respect to each of the OLP Contributions:

          (a) with respect to the First OLP Contribution, the Second OLP Contribution and the Fourth OLP Contribution, a portion of each such contribution (the amount of which is specified below) shall be deemed to have been contributed by EPC to Enterprise GP and then by Enterprise GP to the OLP; and

          (b) with respect to the Third OLP Contribution, a portion of such contribution (the amount of which is specified below) shall be deemed to have been dividended by EPC Partners II to EPC, contributed by EPC to Enterprise GP and then contributed by Enterprise GP to the OLP.

The amount of the OLP Contributions referenced above that is deemed to have been contributed by Enterprise GP to the OLP shall be such amount as is necessary to ensure that, after giving effect to the Fifth OLP Contribution, Enterprise GP has a 1.0101% general partner interest in the OLP.

     2. CLARIFICATION REGARDING MLP CONTRIBUTIONS. The Parties acknowledge and agree that with respect to the First MLP Contribution and the Second MLP Contribution, a portion thereof shall be deemed to have been dividended by EPC Partners II to EPC, contributed by EPC to Enterprise GP and then contributed by Enterprise GP to the MLP, which portion shall equal the amount thereof that is necessary to ensure that, after giving effect to the Third MLP Contribution, Enterprise GP has a 1% general partner interest in the MLP.

     3. CLARIFICATION REGARDING DEEMED CONTRIBUTIONS TO ENTERPRISE GP. For purposes of the Limited Liability Company Agreement of Enterprise GP, the deemed contributions by EPC to Enterprise GP referenced in Sections 1(b) and 2 above shall be referred to as the "EPC to GP Capital Contributions."

     4. FURTHER ASSURANCES. Without further consideration, each of EPC, EPC Partners II, Enterprise GP, the OLP and the MLP agrees to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement.

     5. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person or entity any benefits, rights or remedies.

     6. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to the principles of conflicts of laws, except to the extent that it is mandatory that the law of some other jurisdiction shall apply.

     7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

     8. AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

     EXECUTED as of the date first above written, but effective for all purposes as herein provided.

                              ENTERPRISE PRODUCTS COMPANY


                              By:
                                 -------------------------------------
                              Name:
                                   -----------------------------------
                              Title:
                                    ----------------------------------

                              EPC PARTNERS II, INC.


                              By:
                                 -------------------------------------
                              Name:
                                   -----------------------------------
                              Title:
                                    ----------------------------------

                              ENTERPRISE PRODUCTS GP, LLC


                              By:
                                 -------------------------------------
                              Name:
                                   -----------------------------------
                              Title:
                                    ----------------------------------


                              ENTERPRISE PRODUCTS OPERATING L.P.

                              By:   ENTERPRISE PRODUCTS GP, LLC
                                    its sole general partner


                                    By:
                                       -------------------------------
                                    Name:
                                         -----------------------------
                                    Title:
                                          ----------------------------


                              ENTERPRISE PRODUCTS PARTNERS L.P.

                              By:   ENTERPRISE PRODUCTS GP, LLC
                                    its sole general partner


                                    By:
                                       -------------------------------
                                    Name:
                                         -----------------------------
                                    Title:
                                          ----------------------------

                                Exhibit 4.1(b)
                                --------------

                            FORM OF PROMISSORY NOTE
$                                                                          ,1998
 ----------------                                              ------------

     FOR VALUE RECEIVED, DAN DUNCAN LLC, a Texas limited liability company (the "Payor"), hereby promises to pay to the order of ENTERPRISE PRODUCTS GP, LLC, a Delaware limited liability company (the "Payee"), in lawful money of the United States of America, the principal sum of ____________________________ DOLLARS ($_____________), together with interest on the unpaid principal balance outstanding from time to time hereon from and after the date hereof until maturity at a varying rate per annum which is equal to the interest rate established by The Chase Manhattan Bank (New York branch) from time to time as its "Prime Rate", but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by law (hereinafter called the "Highest Lawful Rate"), with adjustments in such varying rate to be made on the same date as any change in the Prime Rate and adjustments due to changes in the Highest Lawful Rate to be made on the effective date of any change in the Highest Lawful Rate.

     Notwithstanding the foregoing, if at any time the Prime Rate exceeds the Highest Lawful Rate, the rate of interest to accrue on this Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Prime Rate shall not reduce the rate of interest to accrue on this Note below the Highest Lawful Rate until the total amount of interest accrued on this Note equals the amount of interest which would have accrued if a varying rate per annum equal to the Prime Rate had at all times been in effect.

     Interest on this Note shall be due and payable in arrears on the 55th day following the last day of each March, June, September, and December occurring after the date hereof and on demand for repayment of this Note. Principal on this Note shall be due and payable in full on the second anniversary of the date hereof. Payor reserves the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. All amounts paid hereunder shall be applied first to all interest then accrued and unpaid hereunder, and the balance, if any, to principal.

     Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor, the principal and interest on this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

     All payments under this Note shall be made without offset, counterclaim or deduction.

     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE APPLICABLE LAWS OF THE STATE OF TEXAS.

     EXECUTED effective as of the date first written above.

                                  DAN DUNCAN LLC


                                  By:
                                     --------------------------------
                                         Gary L. Miller
                                         Manager